                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                   FORM 8-K/A

                           AMENDMENT TO CURRENT REPORT
                    Filed Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

      DATE OF REPORT (date of earliest event reported): November 22, 1999
                              (September 24, 1999)

                               EDGAR ONLINE, INC.
               (Exact name of registrant as specified in charter)

            DELAWARE                   0-26071              06-1447017
(State or Other Jurisdiction         (Commission          (I.R.S. Employer
of incorporation)                    File Number)        Identification No.)

                              50 Washington Street
                           Norwalk, Connecticut 06854
             (Address of principal executive offices, with zip code)

                                 (203) 852-5666
              (Registrant's telephone number, including area code)

The undersigned registrant hereby amends the following items, financial statements, exhibits, or other portions of the Current Report on Form 8-K filed by the registrant on September 24, 1999 as set forth on the pages attached hereto:

ITEM 7.   Financial Statements, Pro Forma Financial Information And Exhibits

      (A)     Financial Statements Of Business Acquired

              Partes Corporation:
              Financial statements for the Years Ended December 31, 1998 and 1997 and Reports of Independent Accountants

                               PARTES CORPORATION

                                TABLE OF CONTENTS

                                                                                                                    PAGE
Report of KPMG LLP                                                                                                    1

Report of PricewaterhouseCoopers LLP                                                                                  2

Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999 (unaudited)                                         3

Statements of Operations for the Years Ended December 31, 1997 and 1998 and for
      the Six Months Ended June 30, 1998 and 1999 (unaudited)                                                         4

Statements of Stockholders' Deficit for the Years Ended December 31, 1997 and 1998 and for
      the Six Months Ended June 30, 1999 (unaudited)                                                                  5

Statements of Cash Flows for the Years Ended December 31, 1997 and 1998 and for
      the Six Months Ended June 30, 1998 and 1999 (unaudited)                                                         6

Notes to Financial Statements                                                                                         7

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of FreeEDGAR.com, Inc. (Formerly known as Partes Corporation):

We have audited the accompanying balance sheet of Partes Corporation as of December 31, 1997 and the related statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Partes Corporation as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



KPMG LLP

Seattle, Washington
November 5, 1999

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Partes Corporation

In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Partes Corporation at December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses, has limited financial resources and has a net capital deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                  PricewaterhouseCoopers LLP

April 23, 1999,
      except for the second paragraph of
      Note 11 which is as of May 26, 1999
      and the third paragraph of Note 11
      which is as of July 25, 1999.

Seattle, Washington

                               PARTES CORPORATION

                                 Balance Sheets

                                                                                        DECEMBER 31,                 JUNE 30,
                                                                             ----------------------------------  ----------------
                                 ASSETS                                            1997              1998              1999
                                                                             ----------------  ----------------  ----------------
                                                                                                                   (unaudited)
Current assets:
    Cash and cash equivalents                                               $         41,020           789,485            42,709
    Accounts receivable, net of allowance for doubtful accounts of $0 and $4,010 at December 31, 1997 and 1998, respectively, and
        $9,923 at June 30, 1999                                                        3,341            30,645           166,026
    Prepaid expenses and other assets                                                 16,866            26,280            26,280
                                                                             ----------------  ----------------  ----------------
               Total current assets                                                   61,227           846,410           235,015

Property and equipment, net                                                          281,208           915,258           859,823
Software development costs                                                                --           109,963                --
Other assets                                                                           3,700             6,293             6,903
                                                                             ----------------  ----------------  ----------------
               Total assets                                                 $        346,135         1,877,924         1,101,741
                                                                             ================  ================  ================

            LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
               PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

Current liabilities:
    Bank notes payable                                                      $             --                --           948,032
    Notes payable to stockholders and employees                                         285,053                --                --
    Trade accounts payable                                                            51,070           186,537           289,634
    Stockholder payable                                                               --                15,354            33,764
    Accrued interest                                                                   2,750           115,414           227,216
    Accrued liabilities                                                               49,961           112,982           227,864
    Employee payable                                                                      --            12,000            12,000
                                                                             ----------------  ----------------  ----------------
               Total current liabilities                                             388,834           442,287         1,738,510

Convertible note payable                                                                  --         2,000,000         2,000,000
                                                                             ----------------  ----------------  ----------------
               Total liabilities                                                     388,834         2,442,287         3,738,510
                                                                             ----------------  ----------------  ----------------

Mandatorily redeemable convertible preferred stock, $0.01 par value, Series B convertible, 2,390,234 shares authorized, 930,232 shares issued and outstanding at December 31, 1998 and
    June 30, 1999, liquidation value of $1,999,998                                        --         1,945,000         1,945,000
                                                                             ----------------  ----------------  ----------------

Stockholders' deficit:
    Preferred stock, $0.01 par value, 4,000,000 shares authorized,
        Series A convertible, 383,244 shares authorized, issued and outstanding at December 31, 1997 and 1998 and June 30, 1999,
        liquidation value of $1,277,480                                                3,832             3,832             3,832
    Common stock, $0.01 par value, 12,000,000 shares authorized,
        1,367,500 and 1,369,500 issued and outstanding at December 31,
        1997 and 1998, respectively, and 1,379,400 issued and outstanding
        at June 30, 1999                                                              13,675            13,695            13,794
    Additional paid-in capital                                                     1,421,741         1,991,333         2,432,317
    Deferred compensation                                                            (78,246)          (39,568)         (275,340)
    Accumulated deficit                                                           (1,403,701)       (4,478,655)       (6,756,372)
                                                                             ----------------  ----------------  ----------------
               Total stockholders' deficit                                           (42,699)       (2,509,363)       (4,581,769)

Commitments and subsequent events
                                                                             ----------------  ----------------  ----------------

               Total liabilities, mandatorily redeemable convertible
                  preferred stock and stockholders' deficit                 $        346,135         1,877,924         1,101,741
                                                                             ================  ================  ================


See accompanying notes to financial statements.

                               PARTES CORPORATION

                            Statements of Operations


                                                                    YEAR ENDED                        SIX MONTHS ENDED
                                                                   DECEMBER 31,                             JUNE 30,
                                                       -----------------------------------     -----------------------------------
                                                             1997               1998                 1998               1999
                                                       ----------------   ----------------     ----------------   ----------------
                                                                                                           (unaudited)
Revenue                                                $        10,022            137,546               15,845            195,251
                                                       ----------------   ----------------     ----------------   ----------------
Operating expenses:
     Research and development                                  784,861            987,569              405,819            908,439
     Marketing                                                   5,309             28,619               27,891             34,426
     General and administrative                                627,233          1,532,033              593,136          1,401,356
                                                       ----------------   ----------------     ----------------   ----------------
                       Total operating costs                 1,417,403          2,548,221            1,026,846          2,344,221
                                                       ----------------   ----------------     ----------------   ----------------
                       Loss from operations                 (1,407,381)        (2,410,675)          (1,011,001)        (2,148,970)

Interest income (expense)                                        3,680           (713,549)            (575,819)          (128,747)
Other income                                                        --             49,270                4,663                 --
                                                       ----------------   ----------------     ----------------   ----------------
                       Net loss                        $    (1,403,701)        (3,074,954)          (1,582,157)        (2,277,717)
                                                       ================   ================     ================   ================


See accompanying notes to financial statements.

                               PARTES CORPORATION

                       Statements of Stockholders' Deficit


                                               PREFERRED SERIES A                               COMMON STOCK
                                         SHARES                 AMOUNT                 SHARES                 AMOUNT
                                   --------------------   --------------------   --------------------   --------------------
Balances at December 31, 1996                       --   $                 --              1,367,500   $             13,675
Conversion to C Corporation                         --                     --                     --                     --
Issuance of Preferred Series A
    stock                                      383,244                  3,832                     --                     --
Issuance of warrants to
    purchase common stock                           --                     --                     --                     --
Issuance of common stock on exercise
    of stock options                                --                     --                  1,000                     10
Repurchase of common stock                          --                     --                 (1,000)                   (10)
Issuance of stock options                           --                     --                     --                     --
Amortization of deferred
    compensation                                    --                     --                     --                     --
Net loss                                            --                     --                     --                     --
                                   --------------------   --------------------   --------------------   --------------------
Balances at December 31, 1997                  383,244                  3,832              1,367,500                 13,675

Issuance of common stock on
    exercise of stock options                       --                     --                  2,000                     20
Issuance of warrants to
    purchase common stock                           --                     --                     --                     --
Amortization of deferred
    compensation                                    --                     --                     --                     --
Net loss                                            --                     --                     --                     --
                                   --------------------   --------------------   --------------------   --------------------
Balances at December 31, 1998                  383,244                  3,832              1,369,500                 13,695

Issuance of common stock for
    employee bonuses                                --                     --                  9,900                     99
Issuance of stock options                           --                     --                     --                     --
Amortization of deferred
    compensation                                    --                     --                     --                     --
Issuance of warrants to
    purchase common stock                           --                     --                     --                     --
Net loss                                            --                     --                     --                     --
                                   --------------------   --------------------   --------------------   --------------------

Balances at June 30, 1999
    (unaudited)                                383,244   $              3,832              1,379,400   $             13,794
                                   ====================   ====================   ====================   ====================

                                       ADDITIONAL                                                              TOTAL
                                         PAID-IN               DEFERRED              ACCUMULATED           STOCKHOLDERS'
                                         CAPITAL             COMPENSATION              DEFICIT                DEFICIT
                                   --------------------   --------------------   --------------------   --------------------
Balances at December 31, 1996                  378,825                     --               (429,619)               (37,119)
Conversion to C Corporation                   (429,619)                    --                429,619                     --
Issuance of Preferred Series A
    stock                                    1,273,648                     --                     --              1,277,480
Issuance of warrants to
    purchase common stock                       18,977                     --                     --                 18,977
Issuance of common stock                           990                     --                     --                  1,000
Repurchase of common stock                      (3,320)                    --                     --                 (3,330)
Issuance of stock options                      182,240               (182,240)                    --                     --
Amortization of deferred
    compensation                                    --                103,994                     --                103,994
Net loss                                            --                     --             (1,403,701)            (1,403,701)
                                   --------------------   --------------------   --------------------   --------------------
Balances at December 31, 1997                1,421,741                (78,246)            (1,403,701)               (42,699)

Issuance of common stock on
    exercise of stock options                    1,980                     --                     --                  2,000
Issuance of warrants to
    purchase common stock                      567,612                     --                     --                567,612
Amortization of deferred
    compensation                                    --                 38,678                     --                 38,678
Net loss                                            --                     --             (3,074,954)            (3,074,954)
                                   --------------------   --------------------   --------------------   --------------------
Balances at December 31, 1998                1,991,333                (39,568)            (4,478,655)            (2,509,363)

Issuance of common stock for
    employee bonuses                             4,257                     --                     --                  4,356
Issuance of stock options                      431,440               (431,440)                    --                     --
Amortization of deferred
    compensation                                    --                195,668                     --                195,668
Issuance of warrants to
    purchase common stock                        5,287                     --                     --                  5,287
Net loss                                            --                     --             (2,277,717)            (2,277,717)
                                   --------------------   --------------------   --------------------   --------------------

Balances at June 30, 1999
    (unaudited)                              2,432,317               (275,340)            (6,756,372)            (4,581,769)
                                   ====================   ====================   ====================   ====================


See accompanying notes to financial statements.

                               PARTES CORPORATION

                            Statements of Cash Flows

                                                                           YEAR ENDED                    SIX MONTHS ENDED
                                                                          DECEMBER 31,                         JUNE 30,
                                                                       1997            1998             1998            1999
                                                                  --------------  --------------   --------------  --------------
Cash flows from operating activities:
    Net loss                                                      $  (1,403,701)     (3,074,954)      (1,582,157)     (2,277,717)
    Adjustments to reconcile net loss to net cash used
        in operating activities:
        Depreciation and amortization                                    79,620         127,745           44,306         234,390
        Non-cash interest expense                                        18,977         567,612          567,612           5,287
        Amortization of deferred compensation and
           other employee stock compensation expense                    103,994          38,678           19,338         200,024
        Changes in:
           Accounts receivable                                           (3,341)        (27,304)           3,240        (135,381)
           Prepaid expenses and other current assets                     (2,809)         (9,414)           7,866              --
           Trade accounts payable and stockholder and
              employee payables                                          47,996         150,822          (28,682)        121,507
           Accrued interest                                               2,750         135,283            7,250         111,802
           Accrued liabilities                                            9,903          75,020           15,195         114,882
                                                                  --------------  --------------   --------------  --------------
                  Net cash used in operating activities              (1,146,611)     (2,016,512)        (946,032)     (1,625,206)
                                                                  --------------  --------------   --------------  --------------

Cash flows from investing activities:
    Investment in software development                                       --        (109,963)              --              --
    Investment in other assets                                           (3,700)         (2,888)              --            (610)
    Purchases of property and equipment                                (270,139)       (761,500)        (126,094)        (68,992)
                                                                  --------------  --------------   --------------  --------------
                  Net cash used in investing activities                (273,839)       (874,351)        (126,094)        (69,602)
                                                                  --------------  --------------   --------------  --------------

Cash flows from financing activities:
    Proceeds from short-term borrowings                                 275,000         495,000          442,490              --
    Repayment of short-term borrowings                                       --        (225,120)        (125,000)             --
    Proceeds from bank notes payable                                         --              --               --         948,032
    Proceeds from issuance of convertible notes                         150,000       2,000,000        2,000,000              --
    Proceeds from issuance of common stock                                1,000           2,000            2,000              --
    Repurchase of common stock                                           (3,330)             --               --              --
    Proceeds from issuance of Series B redeemable
        convertible preferred stock                                          --       1,367,448        1,367,448              --
    Proceeds from issuance of Series A preferred
        stock                                                           977,480              --               --              --
                                                                  --------------  --------------   --------------  --------------
                  Net cash provided by financing
                     activities                                       1,400,150       3,639,328        3,686,938         948,032
                                                                  --------------  --------------   --------------  --------------
                  Net increase (decrease) in cash and
                     cash equivalents                                   (20,300)        748,465        2,614,812        (746,776)

Cash and cash equivalents at beginning of period                         61,320          41,020           41,020         789,485
                                                                  --------------  --------------   --------------  --------------
Cash and cash equivalents at end of period                        $      41,020         789,485        2,655,832          42,709
                                                                  ==============  ==============   ==============  ==============
Supplemental disclosure of cash flow information:
    Cash paid during the period for interest                      $          --          28,399               --          19,066
    Non-cash financing activities:
        Value ascribed to warrants issued with
           short-term borrowings                                         18,997         567,612          567,612           5,287
        Conversion of accrued interest to short-term
           borrowings                                                    10,053          15,440               --              --
        Conversion of short-term borrowings  to
           Series A preferred stock and
           Series B redeembable
           Convertible preferred stock                                  300,000         577,555          577,555             --
                                                                 ==============  ==============   ==============  ==============


See accompanying notes to financial statements.

                               PARTES CORPORATION

                          Notes to Financial Statements



(1)    THE COMPANY

       Partes Corporation (the Company), a Delaware corporation, was incorporated in 1992. The Company develops and provides software tools and services to access, organize, and interpret financial data via the Internet. In 1999, the Company changed its legal name to FreeEDGAR.com, Inc.

       The financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. The Company has limited financial resources, has incurred recurring losses and has a net capital deficit. The Company's ability to continue as a going concern is dependent upon its ability to raise additional financing. The Company is vigorously seeking additional debt or equity financing. However, there can be no assurance that the Company will be successful in its efforts to obtain such financing or, if available, that it will be able to obtain it on acceptable terms. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

       Subsequent to December 31, 1998, the Company obtained additional financing and entered into a merger agreement with EDGAR Online, Inc. ("EDGAR Online") (note 11).

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    CASH AND CASH EQUIVALENTS

              Highly liquid investments purchased with original maturities of three months or less are considered to be cash equivalents. There were no cash equivalents at December 31, 1997 and 1998.

       (b)    PROPERTY AND EQUIPMENT

              Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred; additions, improvements and major replacements are capitalized. For financial reporting purposes, depreciation is provided using the straight-line method over the estimated useful lives of depreciable assets, which range from 3 to 5 years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the term of the lease.

       (c)    SOFTWARE DEVELOPMENT COSTS

              Software development costs incurred in conjunction with product development are charged to research and development expense until technological feasibility is established. Thereafter, until the product is released for sale, such software development costs are capitalized and reported at the lower of unamortized cost or net realizable value of each product. The establishment of technological feasibility and the ongoing assessment of recoverability of costs require considerable judgment by the Company with respect to certain internal and external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes to hardware and software technology. The Company amortizes capitalized software costs using the straight-line method over the estimated economic life of the product.

       (d)    REVENUE RECOGNITION

              The Company recognizes revenue from website advertising in the month the activity occurs. Revenues from internet linking agreements are recognized ratably over the periods in which services are provided.

                                       7                        (Continued)

                               PARTES CORPORATION

                          Notes to Financial Statements



       (e)    CONCENTRATION OF CREDIT RISK AND SALES TO MAJOR CUSTOMERS

              The Company performs ongoing credit evaluations of its commercial customers' financial condition and requires no collateral from these customers. The Company has a cash investment policy which generally restricts investments to ensure preservation of principal and maintenance of liquidity. All of the Company's cash was held in one financial institution at December 31, 1998.

              The Company's customers include advertisers and other companies with websites linked to the Company's website. Two of these customers represented 41 percent and 59 percent of total revenue during the year ended December 31, 1998. Two customers with linking arrangements represent 45 percent of total revenues during the year ended December 31, 1998. Customers with website links represented 45 percent of total accounts receivable balance at December 31, 1998.

       (f)    ADVERTISING EXPENSES

              The Company expenses advertising costs as incurred. There was no advertising expense for the years ended December 31, 1997 and 1998.

       (g)    INCOME TAXES

              The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If it is more likely than not that some portion of a deferred tax asset will not be realized, then a valuation allowance is recorded.

              Until 1997, the Company had elected to be taxed as an S corporation for federal income tax purposes whereby the Company was not directly subject to income taxes as its stockholders were taxed on their proportionate share of income and losses. The change in tax status in 1997 did not have a significant impact on the Company's financial position or results from operations.

       (h)    STOCK-BASED COMPENSATION

              Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair value based method defined in SFAS No. 123 has been applied. Under APB No. 25, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. The Company is required to implement SFAS No. 123 for stock-based awards to other than employees.

       (i)    USE OF ESTIMATES

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



                                       8                        (Continued)

                               PARTES CORPORATION

                          Notes to Financial Statements



       (j)    FAIR VALUE OF FINANCIAL INSTRUMENTS

              The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities. The carrying amounts of these financial instruments approximates fair value due to their short maturities. The carrying amount of the notes payable and convertible note payable approximates fair value as the interest rates approximate that charged on similar type debt instruments.

       (k)    UNAUDITED INTERIM FINANCIAL INFORMATION

              The interim financial data as of June 30, 1999 and for each of the six months ended June 30, 1998 and 1999 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, which are necessary to present fairly the Company's financial position as of June 30, 1999 and the results of its operations and cash flows for each of the six-months ended June 30, 1998 and 1999. The interim financial statements should be read in conjunction with the financial statements and accompanying notes. The results of operations for the interim periods are not necessarily indicative of the results to be expected for a full year.

(3)    PROPERTY AND EQUIPMENT

       Property and equipment consist of the following at December 31:



                                                            1997               1998
                                                       ----------------   ----------------

     Computer hardware and software                    $     324,968            989,937
     Furniture and fixtures                                   21,752             24,347
     Equipment                                                14,236             98,474
     Leasehold improvements                                    9,173             18,871
                                                       ----------------   ----------------

                                                             370,129          1,131,629

     Less accumulated depreciation and amortization          (88,921)          (216,371)
                                                       ----------------   ----------------

                                                       $     281,208            915,258
                                                       ================   ================

(4)    NOTES PAYABLE AND CONVERTIBLE NOTE PAYABLE

       (a)    NOTES PAYABLE TO SHAREHOLDERS AND EMPLOYEES

              At December 31, 1997, notes payable primarily consist of notes payable to stockholders and employees bearing interest at 8 percent per annum, due February 12, 1998. The notes payable were repaid or were converted to Series B convertible preferred stock in 1998.

       (b)    CONVERTIBLE NOTE PAYABLE

              On June 9, 1998, the Company issued a $2,000,000 convertible promissory note, due June 12, 2003. The note accrues interest at 10 percent per annum, payable in quarterly installments beginning in March 31, 1999, and is convertible into shares of Series B convertible preferred stock at a conversion price equal to (a) $2.15 per share within 90 days of the date of issuance, (b) $2.69 per share within one year of the date of issuance, (c) $3.23 per share during the second year subsequent to the date of



                                       9                        (Continued)

                               PARTES CORPORATION

                          Notes to Financial Statements



       issuance, (d) $3.76 per share during the third year subsequent to the date of issuance, (e) $4.30 per share on or after the third anniversary from the date of issuance and prior to maturity. The Company is required to reserve 1,069,768 shares of Series B convertible preferred stock and the requisite number of common shares issuable upon conversion of the Series B convertible preferred stock. The convertible note payable is collaterized by substantially all of the assets of the Company. The note is subordinate to the line of credit described in note 11.

(5)    LEASE COMMITMENTS

       The Company's lease commitments consist of operating leases for its three facilities and certain office equipment. Annual rentals are primarily fixed minimum amounts, plus a contingent amount determined on the basis of a percentage of sales exceeding a stipulated amount. Lease provisions also require additional payments for maintenance and other miscellaneous expenses.

       Rental expense was $61,209 and $127,189 for the years ended December 31, 1997 and 1998, respectively. Future minimum annual rental commitments on all leases as of December 31, 1998 are as follows:



          1999                   $   160,040
          2000                         6,958
                                    -----------

                                 $   166,998
                                    ===========

(6)    INCOME TAXES

       A provision for income taxes was not recorded for the years ended December 31, 1997 and 1998 due to taxable losses incurred during the year. A valuation allowance has been recorded against deferred tax assets as it has not been determined that it is more likely than not that these deferred tax assets will be realized. Deferred tax assets and liabilities are summarized as follows:



                                                                           DECEMBER 31,

                                                            -------------------------------------------
                                                                   1997                   1998
                                                            --------------------   --------------------

Deferred tax assets:

    Net operating loss carryforwards                     $           407,000              1,422,000
    Compensation and benefits                                             --                 35,000
    Research and development tax credit carryforward                  46,000                138,000
    Other                                                                 --                  2,000
                                                            --------------------   --------------------

              Total deferred tax assets                              453,000              1,597,000

Deferred tax liabilities - depreciation                              (11,000)               (19,000)
                                                            --------------------   --------------------

                                                                     442,000              1,578,000

Valuation allowance                                                 (442,000)            (1,578,000)
                                                            --------------------   --------------------

                                                         $                --                     --

                                                            ====================   ====================



                                         10                        (Continued)

                               PARTES CORPORATION

                          Notes to Financial Statements


       As of December 31, 1998, the Company has net operating loss carryforwards of approximately $4.2 million for federal income tax reporting purposes which expire from 2012 through 2018. If certain substantial changes in the Company's ownership should occur, there could be an annual limitation on the amount of the carryforward which could be utilized. Losses incurred prior to the Company becoming a C corporation in 1997, are not available to offset future taxable income, if any.

       Substantially all of the difference between the expected income tax benefit determined by applying the applicable federal income tax rate of 34 percent to the net loss before income taxes to the actual income tax benefit of $0 for each of the years ended December 31, 1997 and 1998 relates to the increase in the valuation allowance for deferred tax assets of $442,000 and $1,136,000 for 1997 and 1998, respectively.

(7)    MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

       In June 1998, the Company completed a private placement of Series B redeemable convertible preferred stock in which 930,232 shares of preferred stock were issued for $2.15 per share, of which 268,630 shares were issued for the conversion of $577,555 of short-term borrowings and accrued interest. The shares have preference over common stock upon liquidation of the Company to receive $2.15 per share plus any declared but unpaid dividends. The shares are entitled to receive dividends declared at the same rate as those declared for Series A preferred stock or the common stock, at the discretion of the Board of Directors. The Company's Series B redeemable convertible preferred stock includes a provision whereby, in June 2008, the Company is required to repurchase all of the shares of Series B redeemable convertible preferred stock at a redemption price of $2.15 per share plus all dividends declared but unpaid. The total redemption price and number of shares to be redeemed are $1,999,998 and 930,232 shares, respectively, at December 31, 1998.

       Each share of the Series B redeemable convertible preferred stock is convertible at any time at the option of the holder into common stock on a one-for-one basis, adjusted for any dilutive events. Each share of the Series B redeemable convertible preferred stock will automatically be converted into common stock (a) immediately prior to the closing of an underwritten public offering of common stock registered under the Securities Act of 1933 in which the Company receives gross proceeds of at least $12,000,000 and at a price per share equal to or greater than $10, or (b) at any time upon affirmative vote or written consent of at least 80 percent of the Series B preferred stockholders.



                                       11                        (Continued)

                               PARTES CORPORATION

                          Notes to Financial Statements


(8)    EQUITY

       (a)    COMMON STOCK

              Common stockholders are entitled to receive cash dividends when and if declared by the Company's Board of Directors.

              The Company has reserved for future issuance the following shares of common stock at December 31:


                                                                  1997                  1998
                                                           -------------------   --------------------
Warrants                                                             11,000               274,088
Stock options                                                       300,000               500,000
Convertible preferred Series A                                      471,000               471,047
Convertible redeemable preferred Series B                                --               930,232
Convertible note payable                                                 --               729,927

       (b)    PREFERRED STOCK

              In 1997, the Company issued 383,244 shares of Series A preferred stock for $3.33 per share. These shares have voting rights and liquidation preferences over common stock and are entitled to receive cash dividends when and if declared by the Company's Board of Directors.

              The Series A preferred stock are convertible at any time at the option of the holder into a certain number of shares of common stock determined by dividing $3.33 by the conversion price. The conversion price is $3.33 subject to adjustment for any dilutive events. Each share of the Series A preferred stock will automatically be converted into common stock (a) immediately prior to the closing of an underwritten public offering of common stock registered under the Securities Act of 1933; or (b) at any time upon affirmative vote or written consent of at least 51 percent of the Series A preferred stockholders.

              Upon liquidation, dissolution, or winding up of the Corporation, the holders of the Series A preferred stock will be entitled to be paid out of the assets of the Company an amount per share equal to the sum of $3.33 for each outstanding share of Series A preferred stock plus an amount equal to all declared but unpaid dividends on each such share, once the liquidation preference of the Series B redeemable convertible preferred stockholders has been satisfied. Any remaining net assets after the distribution to Series A preferred stockholders will be split ratably among the holders of the Series B redeemable convertible preferred stock and common stock.

              The holders of the Series B redeemable convertible preferred stock, voting separately as a series, are entitled to elect three members of the Board of Directors of the Company. The holders of the Series B redeemable convertible preferred stock, Series A preferred stock and common stock, voting together as a single class, are entitled to elect four members of the Board of Directors.


                                          12                        (Continued)

                               PARTES CORPORATION

                          Notes to Financial Statements


       (c)    STOCK WARRANTS

              In conjunction with the issuance of short-term borrowings during the period from November 1997 to May 1998, the Company issued warrants to purchase common stock. The holders of such warrants are entitled to exercise the right to purchase common stock. The holders of such warrants are entitled to exercise the right to purchase 274,088 shares of common stock at an exercise price of $5.00 per share. Each warrant has a maximum term of ten years, and is exercisable beginning three years from the date of issuance. In June 1998, coinciding with the issuance of the Series B redeemable convertible preferred stock, all warrants were cancelled and reissued to the holders at an exercise price of $2.15 per share.

              For purposes of recording and disclosing the fair value of warrants granted in accordance with SFAS No. 123, the value of each warrant was estimated at the date of grant using the fair value, which is defined as the amount at which an asset could be bought or sold in a current transaction between willing parties. The Black Scholes pricing model was used to calculate the fair value. The following weighted average assumptions were used for warrants granted during 1997 and 1998: dividend yield of 0 percent, risk-free interest rate ranging from 5.51 percent to 5.86 percent, expected term of ten years, and volatility of 40 percent. Non-cash interest expense of $18,977 was recognized in 1997 on warrants related to bridge loans outstanding at December 31, 1997. The bridge loans matured during 1998, and accordingly the entire unamortized fair value of the warrants of $567,612 was expensed during 1998 as non-cash interest expense. No warrants were exercised during 1997 and 1998.

(9)    STOCK OPTIONS

       The 1996 Stock Incentive Plan ("Plan") was established to provide for the grant of incentive stock options and nonqualified stock options to employees, officers, directors and consultants, as determined by the Plan Administrator. Options granted under the Plan vest over periods ranging from the date of grant to five years and remain exercisable for a period not exceeding ten years from the date of grant. The Company has authorized 500,000 shares of common stock for issuance under the Plan. The date of grant, option price, vesting period and other terms specific to options granted under the Plan are determined by the Plan Administrator.

       The Company applies APB Opinion No. 25 and related interpretations in accounting for options granted to employees. Under this method, compensation expense is recognized on stock options issued to employees where the exercise price of the option is less than the fair market value of the Company's stock on the date of grant. During 1997 and 1998, the Company recognized $103,994 and $38,678, respectively, of compensation expense related to stock options. The Company applies SFAS No. 123 to account for options granted to non-employees.

       Had compensation expense for the Plan been determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123. The net loss for the year ended December 31, 1997, using the methodology prescribed under SFAS No. 123, would be substantially the same as the reported net loss. The Company's net loss would have increased by $130,232 to $3,205,186 for the year ended December 31, 1998. The fair value of the options granted to employees during 1997 and 1998 is estimated on the date of grant using the minimum value method with the following assumptions: risk-free interest rate of between 4.22 percent and 5.47 percent, and expected life of five years.


                                       13                        (Continued)

                              PARTES CORPORATION

                        Notes to Financial Statements


       A summary of stock option activity for the years ended December 31, 1997 and 1998 is presented below:


                                                                                    WEIGHTED-AVERAGE

                                                                  SHARES             EXERCISE PRICE

                                                            --------------------   --------------------

Outstanding at December 31, 1996                                          --       $

Granted                                                              250,500                 1.91
Exercised                                                             (1,000)                1.00
Forfeited                                                            (17,000)                1.29
                                                            --------------------   --------------------

Outstanding at December 31, 1997                                     232,500                 1.98
Granted                                                              281,000                 2.15
Exercised                                                             (2,000)                1.00
Forfeited                                                            (92,000)                2.33
                                                            --------------------   --------------------

Outstanding at December 31, 1998                                     419,500       $         1.98
                                                             ====================   ====================

Options exercisable at December 31, 1997                              39,800                 1.05
Options exercisable at December 31, 1998                             128,500       $         1.59

                                                             ====================   ====================

       The weighted-average fair value of options granted at a price equal to market during the years ended December 31, 1997 and 1998 were $0.73 and $0.45 per option, respectively. The weighted average fair value of options granted at a price less than market during the year ended December 31, 1997 was $2.54 per option.

       The following tables summarize information about stock options outstanding and exercisable at December 31, 1997 and 1998:



                                                              1997
----------------------------------------------------------------------------------------------------------------------------------
                                                 WEIGHTED-AVERAGE
          RANGE OF              OPTIONS             REMAINING          WEIGHTED-AVERAGE         OPTIONS          WEIGHTED-AVERAGE
      EXERCISE PRICES         OUTSTANDING        CONTRACTUAL LIFE      EXERCISE PRICE         EXERCISABLE         EXERCISE PRICES

      -----------------     ----------------     -----------------     ----------------     ----------------     -----------------

 $       1.00-2.00                 138,500              8.24       $           1.06                 39,700      $        1.05
         2.00-3.33                  94,000              9.84                   3.33                    100               3.33
                            ----------------                                                ----------------
                                   232,500                                                          39,800
                            ================                                                ================



                                           14                        (Continued)

                              PARTES CORPORATION

                        Notes to Financial Statements




                                                         1998

-----------------------------------------------------------------------------------------------------------------------------------
                                             WEIGHTED-AVERAGE
RANGE OF EXERCISE        OPTIONS                 REMAINING           WEIGHTED-AVERAGE             OPTIONS          WEIGHTED-AVERAGE
      PRICES           OUTSTANDING            CONTRACTUAL LIFE        EXERCISE PRICE            EXERCISABLE         EXERCISE PRICES
-------------------  -----------------      -------------------    -------------------      -------------------    -----------------
$       1.00-2.00             138,500                 7.26      $             1.06                  64,800   $            1.05
        2.00-2.15             281,000                 9.29                    2.15                  63,700                2.15
                     ------------------                                                   -------------------
                              419,500                                                               128,500
                     ==================                                                   ===================

(10)   EMPLOYEE BENEFIT PLAN

       In 1998, the Company adopted an employee-defined contribution plan for substantially all employees of the Company which qualified under Section 401(k) of the Internal Revenue Code. The Company may match employee contributions at a percentage determined by the Board of Directors. Employer contributions vest 20 percent per year of service beginning the second year of service. There were no amounts matched by the Company during the year ended December 31, 1998.

(11)   SUBSEQUENT EVENTS

       (a)    LINE OF CREDIT

              During February 1999, the Company entered into a $650,000 revolving line of credit with a financial institution for working capital and capital equipment purchases. The line of credit bears interest at the prime rate of the financial institution (7.75 percent at December 31, 1998) and increases to $1,000,000 once a minimum of $3,000,000 of equity financing is obtained by the Company. The line contains certain affirmative and negative covenants which require, among other things, that the Company meet certain financial position covenants and limit certain capital expenditures, and is collateralized by a first priority interest in all assets of the Company including all present and future inventory, chattel paper, accounts, contract rights, unencumbered equipment, general intangibles and fixtures.

       (b)    BRIDGE FINANCING

              On May 26, 1999, the Company entered into a $375,000 bridge loan with a bank which expires the earlier of July 15, 1999 or upon the Company's next equity or financing event. The bridge loan bears interest at the bank's prime rate plus three percent (10.75 percent at the initiation of the loan). In connection with this loan, the Company issued warrants to purchase 18,750 shares of the Company's common stock with an exercise price of $1.00. The warrants expire in five years. Additionally, if the bridge loan is not repaid in full by July 15, 1999, the Company is required to issue additional warrants for the purchase of 18,750 shares of the Company's common stock at similar terms.


                                     15                         (Continued)

                              PARTES CORPORATION

                        Notes to Financial Statements





       (c)    LETTER OF INTENT

              On July 25, 1999, the Company entered into a Letter of Intent to be acquired by EDGAR Online. Under the terms of the Letter of Intent, EDGAR Online advanced the Company $200,000 under a subordinated note agreement which bears interest at 10 percent.

       (d)    ACQUISITION OF THE COMPANY (UNAUDITED)

              On September 10, 1999, the Company entered into a definative agreement to be merged with EDGAR Online.

        (B)   Pro Forma Financial Information

        On September 10, 1999, the Company acquired FreeEDGAR.com, Inc. (formerly known as Partes Corporation ("Partes")) for approximately $9.0 million, including acquisition costs. This acquisition was accounted for as a purchase business combination.

        The unaudited pro forma condensed consolidated balance sheet and statement of operations have been prepared by combining the historical financial statements of the Company with the historical financial statements of Partes and applying pro forma adjustments to the combined amounts assuming the acquisition had occurred as of June 30, 1999 with respect to the pro forma unaudited condensed consolidated balance sheet and as of January 1, 1998 and January 1, 1999 with respect to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and the six months ended
June 30, 1999.

        The pro forma financial information is intended for informational purposes only and is not necessarily indicative of the future financial position or results of operations of the consolidated company after the acquisition. In addition, the pro forma financial information is not necessarily indicative of the actual results that would have occurred had the acquisition been effected on January 1, 1998 or January 1, 1999. The pro forma balance sheet and statements of operations and accompanying notes should be read in connection with and are qualified by the historical financial statements of the Company and notes thereto.

        EDGAR Online, Inc. Unaudited Pro Forma Condensed Consolidated
               Balance Sheet as of June 30, 1999 (in thousands)

                                        6/30/99         6/30/99           Pro Forma          Pro Forma
                                      EDGAR Online       Partes          Adjustments        As Adjusted
Cash and investments               $     30,218   $          43   $                       $     30,261
Accounts receivable, net                    277             166                                    443
Other                                        93              26                                    119
                                   -------------  --------------  -----------------  ------------------
       Total current assets              30,588             235                 -               30,823

Fixed assets                                481             860                                  1,341
Prepaid offering costs                        -               -                                      -
Capitalized software costs                    -               -                                      -

Intangible assets                             -              -             9,596 (a),(c),(d)    9,596

Other assets                                 22               7                                     29
                                   -------------  --------------  -----------------  ------------------
         Total assets              $     31,091   $       1,102   $         9,596         $     41,789
                                   =============  ==============  =================  ==================


Accounts payable and accrued
  expenses                         $        728   $         755   $           895 (d)     $      2,378
Deferred revenue                            238              35                                    273
Notes payable                                 -             948                                    948
Capital leases, current portion              81               -                                     81
                                   -------------  --------------  -----------------  ------------------
       Total current liabilities          1,047           1,738               895                3,680


Notes payable                                 -           2,000            (2,000) (b)               -
Accrued interest payable                     27               -                                     27
Due to officers                               -               -                                      -
Capital leases, long-term portion           109               -                                    109
                                   -------------  --------------  -----------------  ------------------

       Total liabilities                  1,183           3,738            (1,105)               3,816



Mandatory redeemable stock                    -           1,945            (1,945) (c)               -


Preferred stock                               -               4                (4) (b),(c)           -
Common stock                                115              14                (5) (a),(c)         124
Additional paid-in capital               35,932           2,432             5,624 (a),(c)       43,988
Deferred compensation                         -            (275)              275 (c)                -
Accumulated deficit                      (6,139)         (6,756)            6,756 (c)           (6,139)
                                   -------------  --------------  ------------------  ------------------
       Total stockholders
         equity                          29,908          (4,581)           12,646               37,973

          Total liabilities and
          stockholders equity      $     31,091   $       1,102   $         9,596         $     41,789
                                   =============  ==============  =================  ==================

                     EDGAR Online, Inc. Unaudited Pro Forma
                 Condensed Consolidated Statement of Operations
             for the Six Months Ended June 30, 1999 (in thousands)

                            Six Months Ended         Six Months Ended
                              June 30, 1999            June 30, 1999          Pro Forma            Pro Forma
                              EDGAR Online                Partes              Adjustments         As Adjusted
                           ------------------       ------------------       -------------       -------------
Revenues                 $            1,680       $          195           $            -      $           1,875
Cost of revenues                        485                    -                        -                    485
                           ----------------------------------------------------------------------------------------

Gross profit                          1,195                  195                        -                  1,390

Operating expenses                    2,590                2,344                      753 (a)              5,687
                         ------------------------------------------------------------------------------------------

Loss from operations                 (1,395)              (2,149)                    (753)                (4,297)

Other income                              2                 (129)                       -                  (127)
                        ------------------------------------------------------------------------------------------

Loss before income
taxes                                (1,393)              (2,278)                    (753)               (4,424)


Income tax expense                        -                    -                        -                     -
                        ------------------------------------------------------------------------------------------

Net loss                 $           (1,393)      $       (2,278)          $         (753)     $         (4,424)
                        ==========================================================================================

Basic and diluted
weighted average
shares outstanding                    8,662                  909                                          9,571
                        =======================   ========================                     ===================

Basic and diluted net
loss per share           $            (0.16)      $        (2.51)                              $          (0.46)
                        =======================   =========================                    ====================

                     EDGAR Online, Inc. Unaudited Pro Forma
                 Condensed Consolidated Statement of Operations
              for the Year Ended December 31, 1998 (in thousands)

                               Year ended            Year ended
                            December 31, 1998      December 31, 1998      Pro Forma             Pro Forma
                              EDGAR Online             Partes             Adjustments           As Adjusted

                           --------------------  -----------------  --------------------  ---------------------
Revenues                    $         2,003      $       138        $         -           $        2,141

Cost of revenues                        619                -                  -                      619
                           ------------------------------------------------------------------------------------

Gross profit                          1,384              138                  -                    1,522

Operating expenses                    3,473            2,549             1 ,792 (a)                7,814
                           -------------------------------------------------------------------------------------

Loss from operations                 (2,089)          (2,411)            (1,792)                  (6,292)


Other income                           (132)            (664)                 -                     (797)
                           ------------------------------------------------------------------------------------

Loss before income
taxes                                (2,221)          (3,075)            (1,792)                  (7,089)


Income tax expense                        -                -                                           -
                           ------------------------------------------------------------------------------------

Net loss                    $        (2,221)     $    (3,075)       $    (1,792)          $       (7,089)
                           ====================================================================================


Basic and diluted
weighted average
shares outstanding                    6,129              909                                       7,038
                           =================== ====================                        ====================


Basic and diluted net
loss per share              $         (0.36)     $     (3.38)                             $        (1.01)
                           =================== ====================                        ====================

EDGAR Online, Inc. and Partes Corporation
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1. On September 10, 1999, EDGAR Online, Inc. ("the Company") purchased all of the outstanding equity of FreeEDGAR.com, Inc. (formerly known as Partes Corporation ("Partes")) for approximately $9.0 million. The purchase price included (1) the issuance of 908,877 shares of EDGAR Online common stock valued at approximately $7.8 million, (2) the issuance of 75,039 EDGAR Online stock options and warrants, with a fair value of approximately $0.3 million, in exchange for all outstanding Partes stock options, and (3) approximately $0.9 million in cash for the payment of fees and acquisition related expenses. The acquisition was accounted for under the purchase method of accounting. The unaudited pro forma condensed consolidated information has been prepared by combining the historical financial statements of the Company with the historical financial statements of Partes and applying pro forma adjustments to the combined amounts assuming the acquisition had occurred as of June 30, 1999 with respect to the pro forma unaudited condensed consolidated balance sheet and as of January 1, 1998 and 1999 with respect to the unaudited pro forma condensed consolidated statements of operations.

    The estimated excess purchase price over the fair value of the net assets acquired is labeled intangibles in the accompanying pro forma unaudited condensed consolidated balance sheet based on the preliminary assignment of fair values to the net assets acquired and is being amortized over five years, the estimated blended useful life of the excess purchase price.

2.  The pro forma balance sheet includes the following adjustments:

      (a) To reflect the issuance of 908,877 shares of EDGAR Online, Inc. Common Stock and 75,039 EDGAR Online stock options and warrants
      (b) To reflect the conversion of the $2.0 million note payable into Partes preferred stock.
      (c)    To reflect the retirement of all Partes equity accounts.
      (d)    To reflect costs related to the acquisition.

3.  The pro forma statements of operations include the following adjustments:

      (a) To reflect the increase in amortization expense due to the amortization of intangible assets over 5 years.

      (b) Earnings per share is computed by dividing the net loss by the weighted average number of common shares outstanding. The calculation assumes that the 908,877 shares of the Company's common stock issued in the acquisition were outstanding for the entire period. Diluted earnings per share is the same as basic earnings per share as the potential common stock equivalents are anti-dilutive.

                                          SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       EDGAR Online, Inc.

Dated: November 22, 1999               By: /s/ Tom Vos
                                          ---------------------------
                                          Tom Vos
                                          President and Chief Operating
                                          Officer